UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2012

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e)(i)    On February 21, 2012, the Company awarded stock options and restricted stock units (RSUs) under its 2006 Long-Term Incentive Plan, and performance stock units (PSUs) under its 2011 Long-Term Incentive Plan. The awards to the Company's 2011 named executive officers who continue to be employed by the Company are as follows:

Name	Title	Number of Stock Options	Number of PSUs at Target	Number of RSUs
Curt R. Hartman	Interim Chief Executive Officer and Vice President and Chief Financial Officer	37,780	12,594	12,000
Kevin A. Lobo	Group President, Orthopaedics	27,985	9,328	12,000
Timothy J. Scannell	Group President, MedSurg and Spine	36,100	12,034	12,000
Lonny J. Carpenter	Group President, Global Quality and Operations	27,985	9,328	12,000

The stock options have an exercise price of $53.60 per share, the closing sales price per share as reported on the NYSE Composite Transactions on February 17, 2012, the last market trading day prior to the grant date. The PSUs will be earned based on the achievement of pre-established three-year average adjusted diluted net earnings per share goals, as well as sales growth performance relative to a comparison group of companies, and will be settled in Common Stock in early 2015 following the completion of the three-year performance period. The vesting schedule of the RSUs will be 25% on March 21, 2013; 25% on March 21, 2014; and the remaining 50% on March 21, 2015.

(e)(ii)    As previously reported, Stephen P. MacMillan resigned as Chairman of the Board, President and Chief Executive Officer of the Company effective February 8, 2012. He remains an employee until February 29, 2012 (the “Separation Date”).

Pursuant to a Resignation Agreement and General Release entered into between Stryker and Mr. MacMillan on February 21, 2012, he will receive a payment of $5,500,000 on or about February 29, 2012. In addition, the options held by Mr. MacMillan to acquire 1,199,161 shares of Common Stock that had vested as of the Separation Date will remain exercisable until the earlier of two years after the Separation Date or the expiration of the applicable term of the option and the options to acquire 676,644 shares that had not yet vested will be forfeited. The performance stock units covering 60,268 shares at target levels of performance that were granted in 2011 and have a three-year performance period will remain outstanding until the vesting date of March 21, 2014, at which time Mr. MacMillan will become vested in 38.8% of the number of units that would have vested if his employment had continued until the vesting date, such percentage being the pro-rata portion determined by dividing the number of days in the performance period that Mr. MacMillan was an employee of the Company by the total number of days in the performance period.

The Company will provide, at no expense to Mr. MacMillan, continued participation in its medical, dental and vision plans for 18 months after the Separation Date and will make a lump sum payment of six times the monthly premium for such coverage after the end of the 18-month period, provided that his entitlement to such benefits and payments shall cease on the date he becomes eligible to participate in another employer's group health plan. Mr. MacMillan is also entitled to payment of his 2011 bonus of $1,166,631 as well as the vested benefits under any other Stryker benefit plan in which he has participated, including the 401(k) Plan and the Supplemental Plan. The Company will also provide Mr. MacMillan with a temporary office until the earlier of six months from the Separation Date or his becoming employed by a future employer and has agreed to reimburse Mr. MacMillan for up to $12,500 of attorney fees incurred in connection with the negotiation of the Resignation Agreement.

Mr. MacMillan has released the Company and its affiliates from, and provided a complete waiver of, any and all claims that he or his representatives had, have or may have against them. The Company has released Mr. MacMillan from, and provided a complete waiver of, any and all claims that the Company or its affiliates had, have or may have against him, except for any claim that he committed a crime or engaged in gross negligence, fraud or willful misconduct. Mr. MacMillan has agreed to customary restrictive covenants, including that he not disclose confidential information and that, for a period of two years following the Separation Date, he will not compete with the Company or its affiliates or solicit their business, customers, suppliers or employees, subject to certain exceptions. In the event of a final non-appealable judicial determination that he has materially breached the restrictive covenants, Mr. MacMillan would be required to repay to the Company the $5,500,000 payment as well as the portion of any gain realized from the exercise of any stock option that is attributable to an increase in the value of the Common Stock occurring more than 30 days after the Separation Date and the proceeds realized upon vesting of any performance stock units or, if such determination occurs prior to the vesting date in 2014, the performance stock units would be forfeited. Any unexercised options at the determination date would also be forfeited.

The summary description of the Resignation Agreement and General Release contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1 Resignation Agreement and General Release dated February 21, 2012 by and between Stryker Corporation and Stephen P. MacMillan.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

February 24, 2012	/s/ TONY M. MCKINNEY
Date	Tony M. McKinney
Vice President, Chief Accounting Officer